Exhibit 99.1

Tetraphase Pharmaceuticals Reports Second Quarter 2019 Financial Results and

Highlights Recent Corporate Developments

XERAVA Sales Grew 133% Compared with First Quarter of 2019

Increased Formulary Uptake, with a 99.7% Success Rate for all Formulary Reviews to Date

-Company to Hold Conference Call Today at 4:30 PM ET-

WATERTOWN, Mass., August 8, 2019 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH) a biopharmaceutical company focused on commercializing its novel tetracycline XERAVATM (eravacycline for injection) to treat serious and life-threatening infections, today reported financial results for the second quarter ended June 30, 2019.

“In the second quarter, we continued to work diligently to increase formulary uptake for XERAVA and are excited to report that strong month over month sales growth resulted in a 133% increase in XERAVA revenue compared with the previous quarter, with 154 new ordering customers in the second quarter,” said Larry Edwards, President and Chief Executive Officer of Tetraphase. “During the quarter, we also undertook a corporate reorganization aimed at maximizing the commercial opportunity of our lead asset, XERAVA. XERAVA is a critically important new addition to the hospital antibiotic armamentarium, and as a newly streamlined organization, we are concentrating our efforts entirely on ensuring its commercial success. We believe the growth rate in XERAVA revenues will continue to be strong for the foreseeable future.”

Second Quarter and Recent Highlights

•	Continued to Progress Launch of XERAVA in U.S. Hospitals With High Antibiotic Usage

The Company continues to see increased formulary uptake, with a 99.7% success rate for all formulary reviews to date. Tetraphase’s salesforce is now focusing on bringing XERAVA to both Tier 1 as well as Tier 2 institutions, which are the highest users of antibiotics defined by days of therapy. The reorder rate for XERAVA continues to be greater than 50%, with the reorder rates as high as 65% within the tier 1 account segment. XERAVA is available at over 500 accounts and approximately 300 formulary reviews are pending or planned to take place by the end of the fourth quarter of 2019.

•	Implemented Corporate Reorganization Aimed at Maximizing XERAVA Commercial Opportunity

In June, the Company announced a corporate reorganization, which included the elimination of the Company’s internal research function and an exploration of out-licensing opportunities for the Company’s pipeline of innovative early-stage antibiotic and oncology product candidates. As part of the reorganization, Larry Edwards, who previously served as Chief Operating Officer, was appointed President and Chief Executive Officer, effective August 1st. Mr. Edwards also joined the Board of Directors. Former President and CEO Guy Macdonald remains on the Board and will serve as a consultant to the Company into December 2019. The Company expects that the reorganization and other cost-saving efforts will result in an approximate $8.0 million reduction in net cash required for operating activities on an annualized basis.

•	Presented New Studies Highlighting Activity of XERAVA at the 2019 Surgical Infection Society (SIS) Congress and at the American Society for Microbiology (ASM) Microbe 2019 Annual Meeting

In June at the SIS Congress in Coronado, California, the Company presented positive data from three studies further evaluating XERAVA in complicated intra-abdomincal infections (cIAI), as well as data from a retrospective study of hospital-based outcomes in cIAI, underscoring XERAVA’s role as an empiric treatment option for patients with this type of infection. Also in June, the Company presented new data from several studies at the American Society for Microbiology (ASM) Microbe 2019 Annual Meeting in San Francisco, highlighting the activity of XERAVA against gram-negative and gram-positive clinical isolates, including multidrug resistant pathogens.

•	First Patient Dosed in Phase 3 Clinical Trial of Eravacycline for cIAI in China

Everest Medicines Limited, which has the exclusive license to develop and commercialize eravacycline in China, dosed the first patient in its Phase 3 clinical trial of eravacycline for cIAI in China. The Phase 3, randomized, multicenter, double-blind, double-dummy, parallel-group, controlled study is designed to evaluate the efficacy, safety and tolerability of eravacycline versus ertapenem for the treatment of cIAI in hospitalized adult patients.

•	Expansion of Territories under the Everest Medicines License Agreement

In July 2019, the Company and Everest Medicines Limited entered into an amendment to the license agreement to extend Everest Medicines’ exclusive license to develop and commercialize eravacycline for cIAI to the jurisdictions of the Malaysian Federation, the Kingdom of Thailand, the Republic of Indonesia, the Socialist Republic of Vietnam and the Republic of the Philippines.

Second Quarter 2019 Financial Results

As of June 30, 2019, Tetraphase had cash and cash equivalents of $71.0 million and 54.3 million shares outstanding. The Company expects that its cash and cash equivalents, as well as expected revenue, will be sufficient to fund operations into the middle of the third quarter of 2020.

For the second quarter of 2019, Tetraphase reported a net loss of $22.9 million, or $0.42 per share, compared to a net loss of $9.5 million, or $0.18 per share, for the same period in 2018. The increased loss was largely due to a decrease in license and collaboration revenue and government revenue of $11.3 million in the second quarter of 2019 compared with the second quarter of 2018.

Revenues from sales of XERAVA were $0.8 million in the second quarter of 2019 compared with $0.3 million in the first quarter of 2019. Total revenues, including License and Collaboration Revenue and Government Revenue, were $1.1 million for the second quarter of 2019, compared to $11.6 million for the same period in 2018. Total revenues for the second quarter of 2019 consisted of XERAVA product revenue of $0.8 million as well government contract revenue of $0.3 million. The decrease in total revenues for the second quarter of 2019 compared to the same prior-year period was due to a decrease in both revenue from our collaboration with Everest Medicines and government revenue, offset in part by XERAVA revenue.

Research and development (R&D) expenses for the second quarter of 2019 were $8.2 million, compared to $14.4 million for the same period in 2018. The decrease in R&D expenses for the second quarter of 2019 compared to the same prior-year period was primarily due to a decrease in activity across all of our pipeline programs vs. the prior year, and lower license and milestone payments to Harvard University that occurred in the second quarter of 2018.

Selling, general and administrative (SG&A) expenses for the second quarter of 2019 were $15.1 million, compared to $7.2 million for the same period in 2018. This increase in SG&A expenses for the second quarter of 2019 compared to the same prior-year period was primarily due to an increase in commercial-related expenses for XERAVA.

Conference Call and Webcast Information

Tetraphase will host a conference call today at 4:30 p.m. ET to discuss its financial results and provide an update on the Company. The call can be accessed by 844-831-4023 (U.S. and Canada) or 731-256-5215 (international) and entering conference ID number 2336585. To access the live audio webcast, visit the “Investors — Events & Presentations” section of the Tetraphase website at www.tphase.com.

A replay of the conference call will be available from 7:30 p.m. ET on Thursday, August 8, 2019, through 7:30 p.m. ET on Thursday, August 15, 2019 by dialing and dialing 855-859-2056 (U.S. and Canada) and 404-537-3406 for (international) callers. The conference ID number is 2336585. A replay of the webcast will be available by visiting Tetraphase’s website.

About XERAVATM

XERAVA(eravacycline for injection) is a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections (cIAI) in patients 18 years of age and older. XERAVA was investigated for the treatment of cIAI as part of the Company’s IGNITE (Investigating Gram-Negative Infections Treated with Eravacycline) Phase 3 program. In the first pivotal Phase 3 trial in patients with cIAI, twice-daily intravenous (IV) XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to ertapenem and was well-tolerated. In the second Phase 3 clinical trial in patients with cIAI, twice-daily IV XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to meropenem and was well-tolerated. In both trials, XERAVA achieved high cure rates in patients with Gram-negative pathogens, including resistant isolates.

XERAVATM Important Safety Information

XERAVA is a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections in patients 18 years of age and older.

XERAVA is not indicated for the treatment of complicated urinary tract infections.

To reduce the development of drug-resistant bacteria and maintain the effectiveness of XERAVA and other antibacterial drugs, XERAVA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

XERAVA is contraindicated for use in patients with known hypersensitivity to eravacycline, tetracycline-class antibacterial drugs or to any of the excipients. Life-threatening hypersensitivity (anaphylactic) reactions have been reported with XERAVA.

The use of XERAVA during tooth development (last half of pregnancy, infancy and childhood to the age of eight years) may cause permanent discoloration of the teeth (yellow-gray-brown) and enamel hypoplasia.

The use of XERAVA during the second and third trimester of pregnancy, infancy and childhood up to the age of eight years may cause reversible inhibition of bone growth.

Clostridium difficile associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis.

The most common adverse reactions observed in clinical trials (incidence ≥ 3%) were infusion site reactions, nausea, and vomiting.

XERAVA is structurally similar to tetracycline-class antibacterial drugs and may have similar adverse reactions. Adverse reactions including photosensitivity, pseudotumor cerebri, and anti-anabolic action which has led to increased blood urea nitrogen, azotemia, acidosis, hyperphosphatemia, pancreatitis, and abnormal liver function tests, have been reported for other tetracycline-class antibacterial drugs, and may occur with XERAVA. Discontinue XERAVA if any of these adverse reactions are suspected.

To report SUSPECTED ADVERSE REACTIONS, contact Tetraphase Pharmaceuticals Inc., at 1-833-7-XERAVA (1-833-793-7282) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see full prescribing information for XERAVA.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase Pharmaceuticals, Inc., is a biopharmaceutical company using its proprietary chemistry technology to create novel tetracyclines for serious and life-threatening conditions, including infections caused by many of the multidrug-resistant bacteria highlighted as urgent public health threats by the World Health Organization and the Centers for Disease Control and Prevention. The Company has created more than 3,000 novel tetracycline compounds using its proprietary technology platform. Tetraphase’s lead product XERAVA™ is approved for the treatment of complicated intra-abdominal infections by the U.S. Food and Drug Administration and the European Medicines Agency. The Company’s pipeline also includes antibiotics TP-271 and TP-6076, which are Phase 2 ready, and TP-2846, which is in preclinical testing for acute myeloid leukemia. The Company intends to out license its pipeline candidates. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, including our key milestones for 2019 and our anticipated cash runway, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including our cash resources and the expected revenue will be sufficient to fund our operations in the future and other clinical, regulatory and commercial risk factors discussed in the “Risk Factors” section of our quarterly report on Form 10-Q for the period ended March 31, 2019, filed with the Securities and Exchange Commission on May 8, 2019. In addition, the forward-looking statements included in this press release represent our views as of August 8, 2019. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Media and Investor Contact:

Argot Partners

Maeve Conneighton

212-600-1902

maeve@argotpartners.com

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)

	June 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$70,954	$107,776
Accounts receivable, net	1,728	2,274
Contract asset	—	3,000
Inventory	2,964	748
Prepaid expenses and other current assets	3,047	2,674
Property and equipment, net	683	1,121
Right-of-use operating lease assets	5,549	—
Intangibles assets, net	4,455	4,652
Other assets, noncurrent	699	699

Total assets	$90,079	$122,944

Liabilities and Stockholders’ equity
Accounts payable and accrued expenses	$13,900	$14,971
Lease liabilities	5,686	—
Loan payable	28,748	28,291
Total stockholders’ equity	41,745	79,682

Total liabilities and stockholders’ equity	$90,079	$122,944

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Product revenue, net	$796	$—	$1,137	$—
License and collaboration revenue	—	9,500	—	9,500
Government revenue	277	2,079	1,209	3,969

Total revenue	1,073	11,579	2,346	13,469
Expenses:
Cost of revenue - product	307	—	471	—
Cost of revenue - intangible asset amortization	99	—	197	—
Research and development	8,166	14,370	14,903	32,497
Selling, general and administrative	15,113	7,165	28,427	12,869

Total expenses	23,685	21,535	43,998	45,366

Loss from operations	(22,612)	(9,956)	(41,652)	(31,897)
Other income and expenses	(309)	413	(757)	778

Net loss	$(22,921)	$(9,543)	$(42,409)	$(31,119)

Net loss per share-basic and diluted	$(0.42)	$(0.18)	$(0.79)	$(0.60)

Weighted-average common shares used in net loss per share-basic and diluted	54,274	51,839	54,009	51,721

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